Exhibit (8)(z)(i)
FUND PARTICIPATION AGREEMENT
SCHEDULE A
AMENDED as of January 25, 2008
The following Separate Accounts and Associated Contracts of Annuity Investors Life Insurance Company are permitted in accordance with the provisions of this Agreement to invest in Portfolios of the Fund shown in the Fund Participation Agreement dated as of May 1, 2007:

Contracts Funded by Separate Account	Name of Separate Account

The Commodore Advantage	Annuity Investors Variable Account B
The Commodore Independence	Annuity Investors Variable Account B
The Commodore Spirit	Annuity Investors Variable Account B
The Commodore Helmsman	Annuity Investors Variable Account C
The Commodore Majesty	Annuity Investors Variable Account C
Flex(b)	Annuity Investors Variable Account C
ContributorPlus	Annuity Investors Variable Account C
Transition20	Annuity Investors Variable Account C
Access 100	Annuity Investors Variable Account C
TotalGroup	Annuity Investors Variable Account C

Annuity Investors Life Insurance Company			Financial Investors Variable Insurance Trust

By:	/s/ John P. Gruber		By:	/s/ Jeremy O. May

	Name:	John P. Gruber		Name:	Jeremy O. May
	Title:	Senior Vice President, General Counsel & Secretary		Title:	Treasurer

ALPS Fund Services, Inc.			ALPS Distributors, Inc.

By:	/s/ Jeremy O. May		By:	/s/ Tané T. Tyler

	Name:	Jeremy O. May		Name:	Tané T. Tyler
	Title:	Managing Director		Title:	Secretary